Exhibit 99.1

             Image Entertainment Announces Preliminary Revenues for
                     Third Quarter Ended December 31, 2004

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Jan. 12, 2005--

     Net Revenues Forecasted to Exceed $33 Million and Company to
              Report Earnings from Continuing Operations;
      Fiscal 2005 Net Revenue Guidance Increased to $114M - $117M

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced that for its fiscal 2005 third quarter ended December 31, 2004, it expects net revenues to exceed $33 million and that it expects to report earnings from continuing operations. Based upon preliminary third quarter estimates of net revenue, the Company has increased its fiscal 2005 net revenue guidance from a range of $107M - $112M to a range of $114M - $117M, an increase of 34% to 38% over fiscal 2004 net revenue, due to significantly stronger than expected sales.
    The estimate of $33 million for the fiscal third quarter, a Company record, represents an increase of 45% or more when compared to net revenues of $22.8 million reported in the same quarter last year. In addition, revenues to be reported will be up sequentially from the $28.6 million reported for the fiscal second quarter ended September 30, 2004. Management also expects to report pretax and after tax earnings from continuing operations in the third quarter. For the prior years' fiscal third quarter, the Company had a pretax loss from continuing operations of ($388,000), and an after tax loss from continuing operations of ($7,160,000), or ($.39) per diluted share, which included an income tax expense from continuing operations of ($6,772,000). The Company established a valuation allowance against 100% of its then-deferred tax assets during the prior years' fiscal third quarter.
    Martin W. Greenwald, Image's President and CEO, said, "We are thrilled with preliminary revenues for our third quarter. Earnings in the third quarter will also result in our fourth consecutive quarter of profitability. Increasing demand for our line-up of exclusive new DVD and CD releases, coupled with strong holiday season catalogue sales, fueled this quarter's higher than expected revenue."
    Final information on fiscal second quarter financial results will be available by February 14, 2005.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with more than 2,500 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, and has a domestic distribution facility in Las Vegas. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue" or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Except as required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



    CONTACT: Image Contact:
             Jeff Framer, 818-407-9100 ext. 299
             jframer@image-entertainment.com
             or
             Investor Contact:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com